UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Sonida Senior Living, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONIDA SENIOR LIVING, INC.

16301 QUORUM DRIVE, SUITE 160A

ADDISON, TEXAS 75001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 27, 2022

To the Stockholders of Sonida Senior Living, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sonida Senior Living, Inc., a Delaware corporation (the “Company”), will be held at the Company’s corporate office, at 16301 Quorum Drive, Suite 160A, Addison, Texas 75001, on the 27th day of January, 2022 at 10:00 a.m. Central Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2024 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2021;

3. To cast an advisory vote on executive compensation;

4. To approve an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended, to increase the limitation on the maximum number of shares of the Company’s common stock with respect to which awards may be granted to any one participant during any calendar year to 125,000 shares of common stock; and

5. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These proposals are described in more detail in the Company’s Proxy Statement. The Board of Directors has fixed the close of business on December 15, 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only holders of record at the close of business on the Record Date of shares of the Company’s common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Please note that, although we currently intend to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the novel coronavirus (COVID-19). As a result, in the event we determine that it is advisable to hold the Annual Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Annual Meeting. We will announce any decision to modify the structure of the Annual Meeting, along with details on how to participate, by press release (which will be available on our website at www.sonidaseniorliving.com/investor-relations) and a filing with the SEC. If you are planning to attend the Annual Meeting, please be sure to check our website and SEC filings for any updates prior to the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors, the advisory vote on executive compensation, and the proposal to amend the Company’s 2019 Omnibus Stock and Incentive Plan. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on January 27, 2022: The Company’s Proxy Statement and the 2020 Annual Report to Stockholders are also available at www.proxydocs.com/snda.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Kimberly S. Lody President and Chief Executive Officer

December 22, 2021

Addison, Texas

SONIDA SENIOR LIVING, INC.

16301 Quorum Drive, Suite 160A

Addison, Texas 75001

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 27, 2022

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our” or “us”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on January 27, 2022 (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate office, at 16301 Quorum Drive, Suite 160A, Addison, Texas 75001, on the 27th day of January, 2022 at 10:00 a.m. Central Time for the purposes set forth in the accompanying notice and described in this Proxy Statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Please note that, although we currently intend to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the novel coronavirus (COVID-19). As a result, in the event we determine that it is advisable to hold the Annual Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Annual Meeting. We will announce any decision to modify the structure of the Annual Meeting, along with details on how to participate, by press release (which will be available on our website at www.sonidaseniorliving.com/investor-relations) and a filing with the Securities and Exchange Commission (“SEC”). If you are planning to attend the Annual Meeting, please be sure to check our website and SEC filings for any updates prior to the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by attending the Annual Meeting and voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 16301 Quorum Drive, Suite 160A, Addison, Texas 75001. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 16301 Quorum Drive, Suite 160A, Addison, Texas 75001.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and described in this Proxy Statement and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This Proxy Statement and accompanying form of proxy are being mailed on or about December 22, 2021. Our Annual Report to our stockholders covering our fiscal year ended December 31, 2020, which was mailed to our stockholders on or about December 22, 2021, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy, email or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson Communications Inc. to assist in the solicitation of proxies for a fee of $8,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing our annual report, the accompanying notice, this Proxy Statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the our Annual Report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of this Proxy Statement and our Annual Report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 16301 Quorum Drive, Suite 160A, Addison, Texas 75001 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such proxy materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2022 annual meeting of our stockholders must be received by us at our principal executive offices on or before March 8, 2022 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

Only holders of record at the close of business on December 15, 2021 (the “Record Date”) of shares of our common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were (i) 6,445,725 shares of our common stock issued and outstanding, and (ii) 41,250 shares of Series A Convertible Preferred Stock issued and outstanding, which were convertible into 1,031,250 shares of our common stock and are entitled to an aggregate of 1,031,250 votes on the proposals described in this Proxy Statement.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting. Each holder of our Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of our common stock into which the Series A Convertible Preferred Stock owned by such holder are convertible as of the Record Date on all matters to be acted upon at the Annual Meeting, voting together with the holders of our common stock as a single class. Neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws, as amended (the “Bylaws”), allows for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to (i) ratify the appointment of the independent auditors; and (ii) approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below), if any, will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and broker non-votes not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

Pursuant to rules of the New York Stock Exchange (“NYSE”), assuming the presence of a quorum, the approval of the amendment to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended (the “2019 Plan”), to increase the limitation on the maximum number of shares of the Company’s common stock with respect to which awards may be granted to any one participant during any calendar year to 125,000 shares of common stock requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast “FOR” or “AGAINST” such proposal.

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this Proxy Statement, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) “FOR” the approval of the amendment to the Company’s 2019 Plan. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this Proxy Statement, (2) in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, (4) in favor of the amendment to the Company’s 2019 Plan, and (5) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the NYSE, and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the proposal to amend the Company’s 2019 Plan (Proposal 4), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our Annual Report upon the written request of any registered or beneficial owner of our capital stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 16301 Quorum Drive, Suite 160A, Addison, Texas 75001 or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this Proxy Statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Examples of forward-looking statements, include, without limitation, those relating to the Company’s future business prospects and strategies, financial results, working capital, liquidity, capital needs and expenditures, interest costs, insurance availability and contingent liabilities. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to: the impact of COVID-19, including the actions taken to prevent or contain the spread of COVID-19; the Company’s near-term debt maturities, and other conditions and events described herein on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the terms and conditions of its recent forbearance agreements, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risks related to an epidemic, pandemic or other health crisis, such as the COVID-19 pandemic, including the transmission of its highly contagious variants and sub-lineages, and the development and availability of vaccinations and other related treatments; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of November 30, 2021 by: (i) each person known by us to be the beneficial owner of more than five percent of our capital stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 16301 Quorum Drive, Suite 160A, Addison, Texas 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Class
5% or More Stockholder
Conversant Capital LLC(2)	5,047,981	57.8%
Seymour Pluchenik(3)	775,637	8.9%
Arbiter Partners Capital Management LLC(4)	613,820	7.0%
Peter DeSorcy (5)	582,378	6.7%
Named Executive Officers and Directors
Kimberly S. Lody(6)	127,100	1.5%
Brandon M. Ribar(7)	68,857	*
David R. Brickman(8)	52,252	*
Philip A. Brooks(9)	7,227	*
Jill M. Krueger(10)	7,134	*
Noah Beren	0	—
Benjamin Harris	0	—
David W. Johnson	0	—
Max J. Levy	0	—
Shmuel Lieberman	0	—
Elliot R. Zibel	0	—
All directors and executive officers as a group (15 persons)(11)	360,641	4.1%
Carey P. Hendrickson(12)	—	—

*	Less than one percent.

(1)

The percentages indicated are based on the sum of (i) 6,662,096 shares of our common stock issued and outstanding on November 30, 2021, plus (ii) 6,479 shares of common stock underlying the vested portion of an option to purchase shares of common stock, plus (iii) 1,031,250 shares of our common stock issuable in the aggregate upon conversion of the Series A Convertible Preferred Stock held by Conversant Dallas Parkway (A) LP (“Conversant Fund A”) and Conversant Dallas Parkway (B) LP, (“Conversant Fund B” and, together with Conversant Fund A, the “Conversant Investors”), plus (iv) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of the Company’s warrants held by the Conversant Investors.

(2)

The address of the reporting persons reported on this line is c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, NJ 07901. Conversant Capital LLC (“Conversant Capital”) is the investment manager of and makes investment decisions for the Conversant Investors. Conversant GP Holdings LLC (“Conversant GP”) is the general partner of each of the Conversant Investors. Michael J. Simanovsky is the managing member of Conversant GP. By virtue of these relationships, each of Conversant Capital, Conversant GP, and Mr. Simanovsky may be deemed to beneficially own shares (including shares of common stock issuable upon conversion of Series A Convertible Preferred Stock or upon exercise of warrants to purchase common stock) owned directly by the Conversant Investors. Shares reported on this line consist of 2,985,481 shares of issued and outstanding common stock; 1,031,250 shares of common stock issuable upon conversion of 41,250 shares of the Company’s Series A Convertible Preferred Stock, which constitutes 100% of the issued and outstanding shares of Series A Convertible Preferred Stock as of November 30, 2021; and 1,031,250

shares of common stock issuable upon exercise of warrants of the Company, in each case held in the aggregate by the Conversant Investors. Conversant Fund A has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 4,741,016 shares. Conversant Fund B has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 306,965 shares. Each of Conversant GP, Mr. Simanovsky and Conversant Capital has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 5,047,981 shares. The foregoing information regarding Conversant Capital, the Conversant Investors, Conversant GP, Mr. Simanovsky, and their respective beneficial ownership of shares is based solely on a Schedule 13D filed on November 12, 2021.

(3)

The address of the reporting persons reported on this line is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019. Shares reported on this line represent shares that may be deemed to be beneficially owned by Seymour Pluchenik, Sam Levinson, Simon Glick, Silk Partners, LP (“Silk”); Siget, LLC (“Siget”); Siget NY Partners, L.P. (“Siget NY”); 1271 Associates, LLC (“1271 Associates”); and PF Investors, LLC (“PF Investors”). Mr. Levinson is the chief investment officer of Siget NY. Siget NY is the investment manager of and makes investment decisions for Silk. 1271 Associates is the General Partner of Siget NY. Messrs. Glick and Pluchenik are the managing members of 1271 Associates. Siget is the General Partner of Silk. Messrs. Glick and Pluchenik are the managing members of Siget. By virtue of these relationships, each of Siget NY, 1271 Associates, Siget and Messrs. Levinson, Glick and Pluchenik may be deemed to beneficially own the shares owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares owned directly by PF Investors. Based solely on a Schedule 13D/A filed on November 9, 2021, (i) Seymour Pluchenik has the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 775,637 shares, (ii) Sam Levinson, Simon Glick, Silk, Siget, Siget NY and 1271 Associates have the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 740,112 shares, and (iii) PF Investors has the sole voting and dispositive power with respect to 35,525 shares and shared voting and dispositive power with respect to none of the shares.

(4)

The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) is 530 Fifth Avenue, 20th Floor, New York, NY 10036. Arbiter Partners and Paul J. Isaac share voting power and share dispositive power with respect to 604,876 of the reported shares, and Paul J. Isaac has sole voting power and dispositive power with respect to 8,944 of the reported shares. Information relating to Arbiter Partners is based on a Schedule 13D filed with the SEC on March 10, 2017 and a Schedule 13D/A filed with the SEC on November 12, 2021. Arbiter Partners is a registered investment adviser that manages and/or administers Arbiter Partners QP LP, an affiliated investment fund (“APQ”), and various accounts, including Isaac Brothers, LLC, Nana Associates LLC and 9 Interlaken Partners LLC (collectively, the “Family Accounts”). Mr. Isaac controls Arbiter Partners. By reason of its position as investment adviser to APQ and as manager and/or administrator of the Family Accounts, Arbiter Partners may be deemed to possess the power to vote and dispose of the shares held by APQ and the Family Accounts. By reason of his responsibility for the supervision and conduct of all investment activities of Arbiter Partners, Mr. Isaac may be deemed to possess the power to vote and dispose of the shares beneficially owned by Arbiter Partners. Mr. Isaac disclaims beneficial ownership of these securities for all purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of his pecuniary interest therein.

(5)

The address of the reporting persons reported on this line is 450 Park Avenue, Suite 2700, New York, NY 10022. Shares reported on this line represent shares that may be deemed to be beneficially owned by Pangea Ventures, L.P. (“Pangea”), Ortelius Advisors, L.P. (“Ortelius Advisors”), Ortelius Capital Partners, LLC (“Ortelius Capital”), Hudson Investors, Ltd. (“Hudson”) and Peter DeSorcy. Ortelius Advisors is the investment manager of Pangea and Ortelius Capital is the investment manager of Hudson. Mr. DeSorcy is the Managing Member of the general partner of Ortelius Advisors, is a Managing Member of Ortelius Advisors and has a controlling interest in Ortelius Advisors, and, as a result, Mr. DeSorcy may be deemed to beneficially own the shares beneficially owned by Pangea. Mr. DeSorcy also co-owns Ortelius Capital and is a Managing Member of Ortelius Capital with dispositive and voting control over portfolios managed by Ortelius Capital, and, as a result Mr. DeSorcy may be deemed to beneficially own the shares beneficially owned by Hudson. Each of Pangea, Ortelius Advisors, Ortelius Capital, Hudson and Peter DeSorcy has sole voting and dispositive power with respect to none of the shares. Panega and Ortelius Advisors have shared voting and dispositive power with respect to 459,378 shares, Hudson and Ortelius Capital have shared voting and dispositive power with respect to 123,000 shares, and Mr. DeSorcy has shared voting and dispositive power with respect to 582,478 shares. The foregoing information regarding Pangea, Ortelius Advisors, Ortelius Capital, Hudson and Peter DeSorcy and their respective beneficial ownership of shares is based solely on a Schedule 13D/A filed on November 30, 2021.

(6)

Consists of 12,432 shares held by Ms. Lody directly, 108,189 unvested shares of restricted stock (51,400 of which are subject to the Company’s achievement of certain performance targets), and 6,479 shares of common stock underlying the vested portion of an option to purchase shares of common stock at $111.90 per share. Does not include 3,338 shares underlying the unvested portion of such stock option.

(7)	Consists of 8,316 shares held by Mr. Ribar directly and 60,541 unvested shares of restricted stock (38,550 of which are subject to the Company’s achievement of certain performance targets).

(8)	Consists of 13,507 shares held by Mr. Brickman directly and 38,745 unvested shares of restricted stock (25,700 of which are subject to the Company’s achievement of certain performance targets).

(9)	Consists of 5,387 shares held by Mr. Brooks directly, 418 shares held by the Philip A. Brooks Revocable Trust, and 1,422 unvested shares of restricted stock.

(10)	Consists of 5,712 shares held by Ms. Krueger directly and 1,422 unvested shares of restricted stock.

(11)

Includes 48,784 shares held directly or indirectly by the executive officers and directors of the Company, 305,378 unvested shares of restricted stock (179,900 of which are subject to the Company’s achievement of certain performance targets) and 6,479 shares of common stock underlying the vested portion of an option to purchase shares of common stock at $111.90 per share. Does not include 3,338 shares underlying the unvested portion of such stock option.

(12)

Mr. Hendrickson resigned as the Company’s Executive Vice President and Chief Financial Officer effective November 6, 2020 to pursue other career opportunities, and the Company has been unable to determine the number of shares of its common stock held by Mr. Hendrickson, if any.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2024 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Ms. Krueger and Messrs. Levy and Zibel are presently members of the Board of Directors.

Our Board is divided into three classes: Class I (terms expire at 2022 annual meeting), Class II (terms expire at 2023 annual meeting) and Class III (terms expire at 2021 annual meeting). The Board currently consists of nine directors with three directors in each of Class.

As further discussed below under “Board of Directors and Committees—Investor Rights Agreement,” on November 3, 2021 we entered into an agreement (the “Investor Rights Agreement”) with Conversant Dallas Parkway (A) LP (“Conversant Fund A”), Conversant Dallas Parkway (B) LP, affiliates of Conversant Capital LLC (“Conversant Fund B” and, together with Conversant Fund A, the “Conversant Investors”), and Silk Partners, LP (“Silk”) pertaining to, among other things, the appointment of a certain number of designees of the Conversant Investors and Silk, respectively, to the Board. Pursuant to the terms of the Investor Rights Agreement, on November 3, 2021, Conversant became entitled to designate four individuals to be appointed to the Board and Silk became entitled to designate two individuals to be appointed to the Board. Immediately prior to such appointments, the Board consisted of eight directors and one vacancy. In connection with the appointment of the respective designees of Conversant and Silk to the Board, Ed A. Grier, Dr. E. Rodney Hornbake, Ross B. Levin, Steven T. Plochocki and Michael W. Reid, each an existing director, resigned from the Board, and Noah Beren, Benjamin Harris, David W. Johnson, Max J. Levy, Shmuel Lieberman and Elliot R. Zibel were appointed to fill the six vacancies on the Board. As a result of such changes, the Board currently consists of nine directors with three directors in each of Classes I, II and III. The resignations of Dr. Hornbake and Messrs. Grier, Levin, Plochocki and Reid did not result from any disagreements with management or the Board.

Name	Age	Position(s)	Class	Director’s Term Expires
Nominees:
Jill M. Krueger	61	Director	III	2021
Max J. Levy	31	Director	III	2021
Elliot R. Zibel	41	Director	III	2021
Continuing Directors:
Philip A. Brooks	62	Director	I	2022
Benjamin Harris	46	Director	I	2022
David W. Johnson	60	Director	I	2022
Kimberly S. Lody	55	Chief Executive Officer, President and Director	II	2023
Noah Beren	40	Director	II	2023
Shmuel Lieberman	37	Director	II	2023

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2024 Annual Meeting:

Jill M. Krueger has been a director since 2004. She is the founding President and Chief Executive Officer of Symbria, Inc., a leading national developer and provider of innovative, outcome-driven programs established in 1995 that enhance the lives of the geriatric population. She also serves on the Board of Directors of iMedia

Brands, Inc. (NASDAQ: IMBI), where she sits on the Audit and Compensation Committees, and is a member of the Board of Directors of the American Board of Post-Acute and Long-Term Care Medicine and the Board of Directors of the Senior Care Pharmacy Coalition. Before she joined Symbria, Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She received a B.S. from Northern Illinois University. She is a Certified Public Accountant and a Certified Management Accountant.

Max J. Levy has been a director since November 2021. Mr. Levy is a Principal at Conversant Capital LLC. From 2015-2020, Mr. Levy was an investment analyst at The Baupost Group where he focused on real estate investments in North America and Europe. During this time, Mr. Levy was responsible for sourcing and evaluating equity and debt investments in all property types in both private real estate and public securities. Before joining Baupost, Mr. Levy began his career as an investment banking analyst for Hentschel & Company, a boutique real estate advisory firm, where he assisted public REITs and private real estate companies on mergers, acquisitions, and capital raising. He received a B.A. in Intellectual History from the University of Pennsylvania where he graduated summa cum laude.

Elliot R. Zibel, CFA, has been a director since November 2021. He is the CEO and Co-Founder of Select Dental Management, which he helped found. Mr. Zibel is responsible for M&A, strategy and operations for 32 practice Dental Support Organizations, and has completed 30 acquisitions and raised more than $70 million of equity and debt capital from institutional investors during his tenure. Previously, he worked in the financial sector at multi-billion-dollar firms including Hitchwood Capital Management L.P., Folger Hill Asset Management, Pennant Capital Management, Breeden Partners L.P. and Matrix Asset Advisors LLC. Mr. Zibel received a Bachelor of Economics and Political Science from Union College.

Directors Continuing in Office Until the 2022 Annual Meeting:

Philip A. Brooks has been a director since 2010. He is a principal investor and managing partner in Select Living, LLC, which acquires properties to develop to special market dynamics. Mr. Brooks has more than 32 years of experience as a financier and investor, credit manager, and product/policy analyst. He also serves as a portfolio advisor to NRV, a venture capital firm funding early stage growth companies in Virginia. Previously, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to that, he served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, and in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. Mr. Brooks received a B.S. in History and Political Science from the University of Tennessee and did graduate studies in Information Systems Management at The George Washington University.

Benjamin Harris, CFA, has been a director since November 2021. He is the founder and CEO of Pinedale Capital Partners, a dedicated industrial real estate operating platform based in New York. Previously, Mr. Harris was the CEO of Link Logistics (Blackstone’s U.S. Industrial Real Estate platform). Before that, he served as President of Gramercy Property Trust (NYSE: GPT), the Head of Net Lease Investments of Northcliffe/Annaly Capital Management and the Head of U.S. Investments of W. P. Carey & Co. LLC (NYSE: WPC). Mr. Harris received a Joint BSc in Economics from the University of Kings College/Dalhousie University, Canada.

David W. Johnson has been a director since November 2021. He is Co-Founder & Managing Director of Horizon Capital, a land acquisition and land development company. Prior to Horizon Capital, he founded Aimbridge Hospitality and served as its CEO. Mr. Johnson previously spent 17 years at Wyndham International, where he helped add over 400 hotels to the Wyndham portfolio. Additionally, he served as President of Wyndham Hotels, overseeing approximately 15,000 employees and $3 billion in annual revenue. Mr. Johnson serves as a Director on Board of Hilton Grand Vacations Inc. (NYSE: HGV) and sits on the Audit and Compensation Committees. Previously, he served on the Strategic Hotels (NYSE: BEE) Board as a member of the Audit and Corporate Governance Committees, and as a Director of Gaylord Entertainment (NYSE: GET). He is also on the U.S. Travel Association (USTA) board as a member of the Chairman’s Circle and as a member of USTA’s CEO Roundtable. Mr. Johnson received a bachelor’s degree in Business Economics from Northeastern Illinois University.

Directors Continuing in Office Until the 2023 Annual Meeting:

Kimberly S. Lody has been a director since 2014. She has been Chief Executive Officer and President of Capital Senior Living since January 2019. Previously, she served as North America President and Senior Vice President of GN Hearing, a global manufacturer of hearing instruments and hearing protection devices. Ms. Lody has more than 26 years of senior management experience in a variety of clinical and commercial health care settings, including health insurance, durable medical equipment, home healthcare, infusion therapy, respiratory therapy, specialty pharmaceuticals and medical devices. In addition, Ms. Lody has been appointed to the Board of Directors of ConvaTec Group Plc (LON: CTEC), a global medical products and technologies company, effective February 2022. She also serves on the board of Argentum and on the NIC Operator Advisory Board. She received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College.

Noah Beren has been a director since November 2021. He joined GF Investments in 2014 and is currently Head of Asset Management for the firm. His responsibilities include overseeing an extensive real estate portfolio of office, multi-family, and land assets. Previously he served as a Vice President focusing on deal execution and portfolio management. From 2012 to 2014, Mr. Beren served as a Vice President at a private independent oil and gas company. Mr. Beren received a First Talmudic Degree from Talmudical Yeshiva of Philadelphia.

Shmuel Lieberman has been a director since November 2021. He is a senior member of the investment team at GF Investments. Mr. Lieberman oversees the investment process for public and private investments across a wide range of industries, strategies and asset classes. He is a former board member of TradAir Ltd and has been an observer to a number of portfolio companies. Mr. Lieberman received a Master of Business Administration degree from Baruch College and a Bachelor of Rabbinic Studies degree from the Rabbinical College of America.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Levy, the Board considered his substantial experience in real estate and investment banking. With respect to Mr. Zibel, the Board considered his significant management experience in the healthcare industry, including his experience with a large national service provider to senior living communities. With respect to Mr. Brooks, the Board considered his extensive experience in the senior living industry and strong background in senior housing financing. With regard to Mr. Harris, the Board considered his significant experience in real estate investments, development, leasing and operation, including serving as President a publicly-traded REIT. With respect to Mr. Johnson, the Board considered his extensive experience in the hospitality industry, including serving as CEO of a leading hotel management company, along with his prior service as a director for several public companies. With regard to Ms. Lody, in addition to her many years of experience with the Company, including most recently as its President and Chief Executive Officer, the Board considered Ms. Lody’s executive level experiences in marketing services and products to seniors as well as successfully managing, growing and branding companies within the healthcare industry. With respect to Mr. Beren, the Board considered his substantial experience in the real estate industry. With regard to Mr. Lieberman, the Board considered his significant investment experience. In addition, with respect to Messrs. Levy, Beren and Lieberman, the Board considered that such individuals could bring to the Board an important perspective of significant stockholders of the Company    As noted below under “Board of Directors and Committees—Investor Rights Agreement,” the Company is obligated to nominate Messrs. Beren, Harris, Johnson, Levy, Lieberman and Zibel as directors pursuant to the terms of the Investor Rights Agreement.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors and is expected to consist of nine directors following the Annual Meeting. The Board has determined that Noah Beren, Phillip A. Brooks, Benjamin Harris, David W. Johnson, Jill M. Krueger, Max J. Levy, Shmuel Lieberman and Elliot R. Zibel, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “—Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Beren, Brooks, Harris, Johnson, Levy, Lieberman and Zibel and Ms. Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2020, the Board held 14 board meetings, including regularly scheduled and special meetings. During 2020, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Each of our incumbent directors who were directors at the time of our 2020 annual meeting of stockholders attended such meeting. Our independent directors meet in executive sessions without any management directors, and the independent Chairman of the Board presided over these meetings during 2020.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

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a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

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a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

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a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

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a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

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a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

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a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

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a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Sonida Senior Living, Inc. and any direct or indirect subsidiary of Sonida Senior Living, Inc., which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Ms. Krueger (chair) and Messrs. Brooks, Harris and Johnson, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement.

The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2020, the Audit Committee held four meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Brooks (chair), Beren and Zibel and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2020, the Nominating and Corporate Governance Committee held four meetings, including regularly scheduled and special meetings.

Compensation Committee

Composition, Charter and Meetings

The Compensation Committee consists of Messrs. Lieberman (chair) and Levy and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

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review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

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review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2020, the Compensation Committee held six meetings, including regularly scheduled and special meetings.

Role and Responsibilities

The Compensation Committee is responsible for reviewing and approving the base salary increases (other than annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In considering and determining our executive compensation program, the Compensation Committee primarily relies upon the following factors:

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Peer Group Data. The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies that provide senior living and healthcare services and companies that have significant real estate ownership of residential or senior living communities that the Compensation Committee, in consultation with our independent compensation consultant and senior management, periodically determines to be the most directly comparable to the Company.

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Third Party Industry Surveys and Compensation Consultants. As part of its ongoing efforts to provide independent oversight and review of our executive compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and general industry. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. See “—Role of Independent Compensation Consultant” below.

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Other Factors. Other key factors beyond compensation market data also affect the Compensation Committee’s judgment with respect to our executive compensation program. These factors include our financial and stock performance, and the contribution of each executive officer relative to his or her individual responsibilities and capabilities, the individual’s experience in their role and tenure with the Company, internal alignment with the executive team and retention concerns, among other relevant factors.

•	Role of Management. The Compensation Committee has also relied in part upon the input and recommendations of our CEO when considering annual increases to base salaries for our other executive officers, the annual establishment of our Incentive Compensation Plan (which aligns with the Company’s business plan), and whether to grant long-term incentive awards to our other executive officers, and if so, in what forms and amounts. The Compensation Committee typically takes into account these recommendations from our CEO.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to review the Company’s 2020 compensation arrangements for certain of its executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. Meridian also assisted the Compensation Committee with a variety of matters, including the design of the annual and long-term incentive program and its impact on officer retention, and an annual risk assessment of our compensation policies and practices applicable to our executive officers and other employees. Meridian reported its findings to the Compensation Committee to help inform the Compensation Committee’s decision-making on executive officer compensation for 2020. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its consultants, Meridian reported directly to the Compensation Committee, and Meridian did not provide any other services to the Company during fiscal 2020.

The fees payable by the Company to Meridian for its services as of December 31, 2020 were approximately $85,100. The Compensation Committee evaluated the independence of Meridian and concluded that Meridian was independent and presented no conflict of interest.

Board of Directors’ Leadership Structure

In 2010, our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing a non-executive, independent director as Chairman of the Board. Since November 2021, Mr. Johnson has served as non-executive Chairman of the Board. The separation of the roles was implemented to allow our Chief Executive Officer to continue to focus his or her efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Directors’ Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15th of a calendar year for consideration by the Nominating and Corporate Governance Committee for the annual meeting of our stockholders in the immediately following calendar year.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and

Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Ms. Krueger and Messrs. Harris and Johnson currently serve as directors of the Company.

Conversant Transactions and Investor Rights Agreement

On November 3, 2021, the Company completed certain transactions pursuant to which the Company raised approximately $154.8 million through (1) a private placement issuance to the Conversant Investors of an aggregate of (i) 41,250 shares of the Company’s Series A Convertible Preferred Stock; (ii) 1,650,000 shares of the Company’s common stock; and (iii) 1,031,250 warrants to purchase one share of common stock of the Company per warrant (the “Private Placement”), and (2) a common stock rights offering (the “Rights Offering”) to the Company’s existing stockholders, pursuant to which such stockholders purchased an additional 1,133,941 shares of the Company’s common stock. The Conversant Investors participated in backstopping the Rights Offering, pursuant to which they purchased an additional 1,160,806 shares of the Company’s common stock, and received a backstop fee of 174,675 shares of the Company’s common stock. Following such transactions, as of November 30, 2021, the Conversant Investors beneficially owned approximately 57.8% of the Company’s common stock on a fully-diluted basis (see “Principal Stockholders and Stock Ownership of Management” above). Based solely on a Schedule 13D filed on November 12, 2021 by the Conversant Investors and certain of their affiliates, of the aggregate purchase price of $117,324,180 in the Private Placement and the Rights Offering, $101,304,635 was paid in cash from funds contributed by certain limited partners of an affiliate of the Conversant Investors, and $16,019,545 was paid by cancellation of the amounts outstanding under that certain Issuer Promissory Note, dated July 22, 2021, issued by the Company to the Conversant Investors in connection with entering into an investment agreement relating to the Private Placement (the loan represented thereby having been funded in cash from funds contributed by certain limited partners of an affiliate of the Conversant Investors at the time it was made).

On November 3, 2021, in connection with the closing of such transactions we entered into the Investor Rights Agreement with Conversant and Silk, which Investor Rights Agreement pertains to, among other things, the appointment of (i) a certain number of directors nominated by Conversant Fund A (“Conversant Representatives”) to the Board based upon the ownership percentage in the Company of Conversant and its affiliates and permitted transferees, and (ii) two directors nominated by Silk (the “Silk Representatives”) for so long as Silk and its affiliates beneficially own at least five percent of the outstanding shares of common stock of the Company on an as-converted basis. Additionally, pursuant to the Investor Rights Agreement, for so long as Conversant and its affiliates and permitted transferees collectively satisfy a certain percentage of beneficial ownership in the Company, Conversant Fund A will be entitled to designate the chairperson of the Board. Accordingly, on November 3, 2021, Ed. A Grier, Dr. E. Rodney Hornbake, Ross B. Levin, Steven T. Plochocki and Michael W. Reid resigned from the Board and Messrs. Harris, Johnson, Levy and Zibel, as Conversant Representatives, and Messrs. Beren and Lieberman, as Silk Representatives, were appointed to the Board to serve until the Company’s annual meeting of stockholders in 2021, 2022 or 2023, as applicable (as described above in “Election of Directors—Nominees and Continuing Directors”), and Mr. Johnson replaced Mr. Reid as the Chairman of the Board.

Pursuant to the Investor Rights Agreement, Conversant agreed to certain standstill provisions. Among other things, and subject to certain exceptions, the standstill prevents Conversant from: (i) engaging in certain proxy contest activities, (ii) acquiring any securities of the Company, or (iii) taking any actions to change the composition of the Board (other than in respect of Conversant Representatives), in each case, for a period of 18 months from the date of the Investor Rights Agreement.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, a copy of which the Company filed with the SEC as Exhibit 10.1 to a Current Report on Form 8-K on November 4, 2021.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.sonidaseniorliving.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Anti-Hedging and Anti-Pledging Policies

As part of our Policy on Insider Trading, directors, officers and employees are prohibited from engaging in hedging transactions with respect to our securities. In addition, directors, officers and other employees are prohibited from holding our securities in a margin account and are also prohibited from pledging our securities as collateral for a loan unless such pledging has been disclosed to, and pre-approved by, the Board.

Website

Our Internet website, www.sonidaseniorliving.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this Proxy Statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of David W. Johnson, the Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 16301 Quorum Drive, Suite 160A, Addison, Texas 75001.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of the Company’s executive officers, other than Ms. Lody. Information concerning Ms. Lody is set forth above under “Election of Directors—Directors Continuing in Office Until the 2023 Annual Meeting.”

Name	Age	Position(s) with the Company
Brandon M. Ribar	41	Executive Vice President and Chief Operating Officer
David R. Brickman	63	Senior Vice President, Secretary and General Counsel
Tiffany L. Dutton	42	Senior Vice President—Finance and Accounting
Jeremy D. Falke	48	Senior Vice President—Human Resources
Michael C. Fryar	45	Senior Vice President and Chief Revenue Officer
Carole J. Burnell	53	Vice President—Operations

Brandon M. Ribar joined the Company in September 2019 and is currently the Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Ribar served as an executive healthcare consultant primarily focused on improving existing operations and expanding continuing care retirement communities for multiple investment platforms and operators since 2018. From 2014 through 2018, he served as the Senior Vice President, Operations of Golden Living, a post-acute healthcare provider. Prior to serving in such capacity, Mr. Ribar served Golden Living in various roles including Senior Vice President, Operational Finance and Strategy and Senior Vice President, Corporate Strategy and Business Development. Prior to Golden Living, Mr. Ribar served as Vice President of Fillmore Capital Partners from 2004 through 2009. Mr. Ribar received a BCS in Operations and Management Information Systems from Santa Clara University.

David R. Brickman is currently the Senior Vice President, Secretary, and General Counsel of the Company. He served as Vice President and General Counsel of the Company and its predecessors since July 1992 and has served as Secretary of the Company since May 2007. From 1989 to 1992, Mr. Brickman served as in-house counsel with LifeCo Travel Management Company, a corporation that provided travel services to U.S. corporations. Mr. Brickman earned a Juris Doctor and Masters of Business Administration from the University of South Carolina and a Masters in Health Administration from Duke University. He currently serves on the Board of Advisors for the Southern Methodist University Corporate Counsel Symposium. He is also a member of the National Center for Assisted Living In-house Counsel Roundtable Task Force, as well as the Long-Term Care Risk Legal Forum. Mr. Brickman has either practiced law or performed in-house counsel functions for 33 years.

Tiffany L. Dutton, a Certified Public Accountant, has served as the Company’s Senior Vice President—Finance and Accounting since December 2020. Ms. Dutton joined the Company in January 2020 as its Vice President—Accounting and Financial Reporting. Prior to joining the Company, Ms. Dutton served as an accounting consultant primarily focused on assisting healthcare and retail entities with improving financial reporting and accounting structures since 2017. Prior to such time, Ms. Dutton served as the Director—Accounting Policy in 2017 and Assistant Controller—Operations from 2014 to 2017 for Adeptus Health, Inc, Senior Manager—Financial Reporting for RealPage, Inc. from 2013 to 2014, as Manager, Accounting, Reporting and Compliance for Pier 1 Imports from 2010 to 2013, and as Senior Manager of Accounting Policy of Dollar Thrifty Automotive Group from 2008 to 2010. She began her career as a Manager in the assurance and advisory business services practice of Ernst & Young LLP. Ms. Dutton earned a BBA in Accounting and a BBA in Economics and Finance from the University of Oklahoma and is a member of the American Institute of Certified Public Accountants.

Jeremy D. Falke joined the Company as Senior Vice President—Human Resources in February 2018. Mr. Falke held various positions within Tenet Healthcare Corporation (“Tenet”) from November 2004 to February 2018, serving most recently as the Vice President, Talent, Culture and Performance Systems in Dallas. In this role, he was responsible for all talent planning, development, and cultural programming and transformation for an organization with over 75 acute-care hospitals and 450 outpatient facilities, employing more than 125,000 people. Prior to this role, Mr. Falke served as the Senior Director, Strategic Operations, Analytics and Reporting in Dallas and as the Chief Human Resources Officer for Creighton University Medical Center, which was then owned by Tenet in Omaha, Nebraska. Mr. Falke received a Bachelor of Science in Business Management from University of Phoenix in Scottsdale, and a Masters of Business Administration with a concentration in Healthcare Management from the University of Nebraska in Omaha.

Michael C. Fryar joined the Company as Chief Revenue Officer in February 2019. His 20 years of experience focusing on brands in complex, multi-channel environments includes leadership positions in medical device and marketing agency settings, with the majority of his career focused in senior healthcare. Prior to joining the Company, Mr. Fryar served as Vice President of GN Hearing North America, where he was part of a leadership team responsible for seven consecutive years of above-market growth and expansion across multiple channels and brands. Prior to GN Hearing, Mr. Fryar served as Senior Director, Marketing at Starkey Hearing Technologies from 2006 to 2012. From 1998 to 2006, he served as an account director at marketing agency Colle McVoy, specializing in digital and traditional marketing, advertising and public relations. Mr. Fryar received a BA in Communications Studies with a minor in Economics Management from Gustavus Adolphus College.

Carole J. Burnell is currently the Vice President—Operations of the Company. She served as the Regional Operations Manager in the Dallas Region of the Company from January 2004 to March 2019. Ms. Burnell has over 22 years of senior living industry experience and has held a variety of leadership roles during that time. She started her career as an Executive Director with Assisted Living Concepts, and has since served in both large publicly traded and small privately held senior living companies with multi-community oversight responsibilities. She earned a BBA degree with a concentration in Accounting from West Texas A&M University.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2020 and 2019, except that Mr. Ribar was not one of our named executive officers for 2019, and accordingly, information with respect to Mr. Ribar for such year is not provided. Carey P. Hendrickson resigned as the Company’s Executive Vice President and Chief Financial Officer effective November 6, 2020 to pursue other career opportunities. Mr. Hendrickson’s departure was not based on any disagreement with the Company on any matter.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Kimberly S. Lody,	2020	$725,000	$362,500	(4)	—	—	$299,063	$3,457	$1,390,020
President and Chief Executive Officer	2019	$714,310	—		$1,381,111	$438,772	$398,750	$1,007,250	$3,940,193

Brandon M. Ribar,	2020	$400,000	$200,000	(4)	—	—	$63,000	—	$663,000
Executive Vice President and Chief Operating Officer

Carey P. Hendrickson,	2020	$381,616	$510,908	(4)	—	—	—	$47,585	$940,109
Former Executive Vice President and Chief Financial Officer	2019	$438,746	$142,881		$388,355	—	$61,107	$5,888	$1,036,977

David R. Brickman,	2020	$341,161	$394,676	(4)	—	—	$57,591	$5,170	$798,598
Senior Vice President, General Counsel and Secretary	2019	$341,161	$110,375		$212,707	—	$35,253	$4,951	$704,447

(1)

Amounts for 2019 reflect the grant date fair value of the respective equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), including, with respect to performance-based shares, the grant date fair value of the performance shares based on the probable outcome of the performance conditions as of the date of grant (rather than the maximum potential value of the award). Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2021.

In March 2020, in response to then-current economic conditions and to avoid the excessive share use, run rate and dilution that would occur by awarding equity-based long-term incentives at the Company’s then-current stock price, the Compensation Committee recommended that the Board approve, and the Board subsequently approved, a temporary suspension of equity awards to any officer of the Company. Accordingly, no equity awards were granted to the Company’s named executive officers during the fiscal year ended December 31, 2020.

(2)

Amounts in this column for 2020 reflect the cash performance incentive received by Ms. Lody and Messrs. Ribar, Brickman and Hendrickson under our Management by Objective Incentive Plan for fiscal 2020. See “—Retention Bonuses and MBO Incentive Plan—MBO Incentive Plan” below for additional information.

(3)

The amounts in this column for 2020 reflect annual contributions or other allocations by us to our 401(k) plan with respect to our named executive officers. In addition, with respect to Mr. Hendrickson, the amount in this column for 2020 also includes $45,860 paid to Mr. Hendrickson for his accrued vacation and sick time in connection with the termination of his employment with the Company.

(4)

The amounts in this column for 2020 reflect the retention awards earned by Ms. Lody and Messrs. Ribar, Brickman and Hendrickson for fiscal 2020. See “—Retention Bonuses and MBO Incentive Plan—Retention Bonuses” below for additional information. In addition, the amounts for Messrs. Brickman and

Hendrickson include the remaining portion of such named executive officer’s retention award granted in 2019, which equaled 67% of such named executive’s then current base salary and was subject to such named executive officer remaining continuously employed by the Company through March 13, 2020.

Employment Agreements

Kimberly S. Lody

We entered into an employment agreement with Ms. Lody in January 2019. Pursuant to Ms. Lody’s employment agreement, Ms. Lody will serve as our President and Chief Executive Officer until December 31, 2021, unless terminated earlier pursuant to the termination provisions therein. The term of Ms. Lody’s employment will automatically renew for additional one-year periods in the event that we do not, or Ms. Lody does not, provide written notice to the other party of their intent not to renew such term at least 30 days prior to the expiration of the then-current term. Ms. Lody’s employment agreement provides that our Board of Directors will nominate Ms. Lody for reelection to the Board at the expiration of each term of office, and that Ms. Lody will serve as a member of our Board for each period for which she is so elected.

Pursuant to Ms. Lody’s employment agreement, she will receive an annual base salary of not less than $725,000 and will be eligible to receive an annual performance bonus targeted at 110% of Ms. Lody’s base salary; provided, that (i) for the year ending December 31, 2019, Ms. Lody was entitled to receive an annual performance bonus equal to at least 50% of the full targeted performance bonus, and (ii) Ms. Lody’s targeted performance bonus may be increased from time to time by our Board or the Compensation Committee. Under her employment agreement, Ms. Lody also received a sign-on cash award of $1,000,000 and the following equity awards: (i) a non-qualified stock option to purchase 9,816 shares of our common stock with a ten-year term, which option is scheduled to vest in installments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively; (ii) 9,816 shares of performance-based restricted stock (which were subsequently converted into time-based restricted stock in connection with the closing of the Conversant transactions); and (iii) 4,908 shares of time-based restricted stock, which are scheduled to vest in installments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively. Beginning with fiscal year 2020, Ms. Lody became eligible to receive equity awards under our annual equity incentive award program in effect for our other senior executives, as determined by the Compensation Committee. Ms. Lody’s employment agreement also entitles her to certain severance payments and benefits in the event she is terminated by us without “Cause” or by Ms. Lody for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Ms. Lody’s employment agreement.

The foregoing description of Ms. Lody’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Ms. Lody’s employment agreement, which is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2019..

Brandon M. Ribar

We entered into an employment agreement with Mr. Ribar in September 2019. Pursuant to Mr. Ribar’s employment agreement, Mr. Ribar will serve as our Executive Vice President and Chief Operating Officer. Mr. Ribar’s employment agreement was for an initial term of one year and is subject to extension by the mutual written consent of the Company and Mr. Ribar.

Pursuant to Mr. Ribar’s employment agreement, he will receive an annual base salary of not less than $400,000 and will be eligible to receive a performance bonus as determined by the Compensation Committee. Under his employment agreement, Mr. Ribar also received the following equity awards: (i) 3,000 shares of performance-based restricted stock (which were subsequently converted into time-based restricted stock in connection with the closing of the Conversant transactions); and (ii) 1,667 shares of time-based restricted stock, which are scheduled to vest in installments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively. Mr. Ribar’s employment agreement also entitles him to certain severance payments and benefits in the event he is terminated by us without “Cause” or by Mr. Ribar for “Good Reason” (including in connection with a “Fundamental Change”), as described more fully in Mr. Ribar’s employment agreement.

The foregoing description of Mr. Ribar’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Ribar’s employment agreement, which is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2019.

David R. Brickman

On March 26, 2021, we entered into a new employment agreement with Mr. Brickman that terminated and replaced his then-existing employment agreement. Mr. Brickman’s employment agreement provides that we will continue to employ Mr. Brickman on an at-will basis as our Senior Vice President, General Counsel and Secretary. Mr. Brickman will receive an annual base salary of not less than $335,000 and will be eligible to receive an annual performance bonus targeted at not less than 50% of his base salary. Mr. Brickman’s employment agreement also entitles him to certain severance payments and benefits in the event he is terminated by us without “Cause” or by Mr. Brickman for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Mr. Brickman’s employment agreement.

The foregoing description of Mr. Brickman’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Brickman’s employment agreement, which is included as Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

Carey P. Hendrickson

We previously entered into an employment agreement with Mr. Hendrickson pursuant to which he served as our Executive Vice President and Chief Financial Officer until his resignation effective November 6, 2020 to pursue other career opportunities. Mr. Hendrickson’s departure was not based on any disagreement with the Company on any matter.

Mr. Hendrickson’s employment was terminated by Mr. Hendrickson without “Good Reason” (as such term is defined in Mr. Hendrickson’s employment agreement). Accordingly, pursuant to the terms of Mr. Hendrickson’s employment agreement, the only payments and benefits that he was entitled to receive from us were (i) payment for all accrued but unpaid base salary as of the date of termination, (ii) reimbursement for reasonable and necessary business expenses incurred through the date of termination, and (iii) any earned benefits under our employee benefit plans. All unvested awards were forfeited by Mr. Hendrickson effective upon termination of his employment.

The foregoing description of Mr. Hendrickson’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Hendrickson’s employment agreement, which is included as Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2020.

Retention Bonuses and MBO Incentive Plan

Retention Bonuses

On the recommendation of the Compensation Committee on March 24, 2020 in light of then-current economic conditions, the Board approved a temporary suspension of equity awards to any director or officer of the Company. The Compensation Committee also determined that it would not increase the annual base salaries of the Company’s executive officers for fiscal 2020.

In consideration of such matters and for retention purposes, on March 24, 2020 the Compensation Committee approved retention awards (the “Retention Awards”) to the Company’s named executive officers and certain other executive officers (each, a “Participant”) equal to 100% of the Participant’s then-current base salary. 50% of the Retention Award was subject to the Participant’s continued employment with the Company through September 15, 2020, and the remaining 50% of the Retention Award was subject to the Participant’s continued employment with the Company through March 15, 2021. If the Participant did not remain continuously employed with the Company through such dates, then the portion of the Retention Award subject to continuous employment as of such date would be forfeited, except that, if any Participant’s employment is terminated (i) by the Company without “Cause” (and other than due to the Participant’s death or “Disability”), or (ii) upon or following a “Change in Control” (each such term as defined in the Company’s equity incentive plan), in each case, prior to March 15, 2021, then the full amount of the Retention Award would be paid to such Participant.

MBO Incentive Plan

In addition, on March 24, 2020, the Compensation Committee approved a Management by Objective Incentive Plan for fiscal 2020 (the “MBO Incentive Plan”) pursuant to which each Participant had the opportunity to earn a cash performance bonus equal to 30% of such Participant’s targeted performance bonus for fiscal 2020 (the “MBO Incentive”). Pursuant to the terms of their respective employment agreements, the “targeted performance bonus” for the Company’s President and CEO, former Executive Vice President and CFO, Executive Vice President and Chief Operating Officer and Senior Vice President, Secretary and General Counsel, who are the Company’s named executive officers, was equal to 110%, 70%, 70% and 50%, respectively, of their annual base salary for fiscal 2020. The payment of the MBO Incentive was based on the Participant’s achievement of certain individual goals for fiscal 2020 that were within such Participant’s sphere of influence, as determined in the discretion of the Compensation Committee. Achievement of the threshold level of performance for each individual goal would result in 50% of the portion of MBO Incentive subject to such individual goal being earned by the Participant, and achievement of the maximum level of performance for each individual goal would result in 150% of the portion of the MBO Incentive subject to such individual goal being earned by the Participant, in each case, subject to the discretion of the Compensation Committee.

Performance Goals

The table below shows the individual performance goals for our named executive officers under our MBO Incentive Plan for 2020 and the Compensation Committee’s determination as to whether such goals were achieved. Based upon each named executive officer’s achievement of his or her individual goals, the Compensation Committee had discretion to award between 0% and 150% of the target cash bonus to such named executive officer. As Mr. Hendrickson resigned as our Executive Vice President and Chief Financial Officer effective November 6, 2020 to pursue other career opportunities, he forfeited his MBO Incentive.

Executive	Individual Performance Goal	Weight	Achievement	Payout Factor
Kimberly S. Lody	Attain specific year-end cash balance(1)	16.5%	Target	100%

	Achieve certain capital structure initiatives(2)	16.5%	Maximum	150%

Brandon M. Ribar	Attain specific year-end cash balance(1)	5.25%	Target	100%

	Centralize accounts payable(3)	5.25%	No	0%

	Implementation of memory care program(4)	5.25%	Threshold	50%

	Establish and implement resident sales process(5)	5.25%	Maximum	150%

David R. Brickman	Attain specific year-end cash balance(1)	3.75%	Target	100%

	Achieve certain capital structure initiatives(2)	3.75%	Maximum	150%

	Develop risk management training materials and conduct training for all communities(6)	3.75%	Target	100%

	Update and standardize resident agreements and lease process(7)	3.75%	Target	100%

(1)

With respect to this individual performance goal, the threshold level of performance was subject to the Company having a cash balance of at least $8 million as of December 31, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that the Company’s cash balance was at least $12 million as of December 31, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that the Company’s cash balance was at least $25 million as of December 31, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As the Company’s cash balance as of December 31, 2020 was approximately $14 million, the targeted level of performance was achieved for this performance goal. As a result, the payout factor for this individual performance goal was 100%.

(2)

With respect to this individual performance goal, the threshold, target and maximum levels of performance was subject to the Company achieving certain capital structure initiatives during the year ended December 31, 2020 as determined by the Compensation Committee in its discretion. Achievement of the threshold level of performance would result in a payout equal to 50% of the targeted amount, achievement of the target level of performance would result in a payout equal to 100% of the targeted amount, and achievement of the maximum level of performance would result in a payout equal to 150% of the targeted amount. During fiscal 2020, as the Company exited all triple net leases and certain underperforming communities, removed approximately $470 million of debt from its balance sheet, improved cash flow by approximately $32 million compared to fiscal 2019, and completed certain other capital structure initiatives, the Compensation Committee exercised its discretion and determined that the maximum level of performance was achieved for this performance goal. As a result, the payout factor for this individual performance goal was 150%.

(3)

With respect to this individual performance goal, the threshold level of performance was subject to selecting and implementing a process for centralizing the Company’s accounts payable system by December 31, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that such selection and implementation was completed by October 31, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that such selection and implementation was completed by August 30, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As such selection and implementation was not completed during fiscal 2020 due to certain delays caused by process and system challenges, the threshold level of performance was not achieved for this performance goal. As a result, the payout factor for this individual performance goal was 0%.

(4)

With respect to this individual performance goal, the threshold level of performance was subject to preparing a detailed memory care program implementation plan, rolling out such plan to five communities and achieving certain monthly operating targets by December 31, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that such plan was prepared and rolled out to 10 communities and such monthly operating targets were achieved by December 31, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that such plan was prepared and rolled out to 20 communities and such monthly operating targets were achieved by December 31, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As such plan was prepared and rolled out to five communities and such monthly operating targets were achieved by December 31, 2020, the threshold level of performance was achieved for this performance goal. As a result, the payout factor for this individual performance goal was 50%.

(5)

With respect to this individual performance goal, the threshold level of performance was subject to establishing baseline lead, tour and conversion metrics for all communities, at least 30 communities receiving hands-on daily sales coaching and support, and improving conversion by 10% of A Place for Mom (“APFM”) leads by August 30, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that at least 30 communities received hands-on daily sales coaching and support, the Company improved conversion by 15% of APFM leads by September 1, 2020, and speed to lead improved by at least 25% by August 30, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that at least 30 communities received hands-on daily sales coaching and support, the Company improved conversion by 20% of APFM leads by December 31, 2020, speed to lead improved by at least 50% by December 31, 2020, and the Company’s new customer relationship management application was launched and utilized in at least 90% of communities by August 30, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As the maximum level of performance was achieved for this individual performance goal, the payout factor for this performance goal was 150%.

(6)

With respect to this individual performance goal, the threshold level of performance was subject to developing risk management training tools and conducting training for all of the Company’s communities by October 31, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that such training tools were developed and such trainings were conducted for all of the Company’s communities by September 30, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that such training tools were developed and such trainings were conducted for all of the Company’s communities by July 31, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As the target level of performance was achieved for this individual performance goal, the payout factor for this performance goal was 100%.

(7)

With respect to this individual performance goal, the threshold level of performance was subject to developing and finalizing standardized resident agreements and lease processes for customer relationship management testing and rollout by September 30, 2020, which would result in a payout equal to 50% of the targeted amount. In the event that such development and finalization were completed by July 31, 2020, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that such development and training was completed by June 30, 2020, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. As the target level of performance was achieved for this individual performance goal, the payout factor for this performance goal was 100%.

MBO Incentive Plan Payouts for 2020

The table below shows the individual performance goals for our named executive officers under our MBO Incentive Plan for 2020 and the Compensation Committee’s determination as to whether such goals were achieved. Based upon each named executive officer’s achievement of his or her individual goals, the Compensation Committee had discretion to award between 0% and 150% of the target cash bonus to such named executive officer. As Mr. Hendrickson resigned as our Executive Vice President and Chief Financial Officer effective November 6, 2020 to pursue other career opportunities, he forfeited his MBO Incentive.

Executive	Target	Plan Payout Factor	Plan Payout Amount(1)
Kimberly S. Lody	$239,250	126.7%	$299,063
Brandon M. Ribar	$84,000	75.0%	$63,000
David R. Brickman	$51,176	110.6%	$57,591

(1)	Certain payout amounts differ slightly from the result of multiplying the targeted amounts by the plan payout factors in the table above due to rounding.

Equity Compensation Arrangements

In addition to the employment agreements described above, our named executive officers are entitled to receive payments under the terms of our equity compensation plans and equity award agreements upon a “change in control” and the termination of the named executive officer’s employment due to death or disability.

2019 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards will become fully exercisable, all forfeiture restrictions will lapse, and, following the consummation of such change in control, all such awards will terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that will become fully earned, vested, exercisable and free of forfeiture restrictions will not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards will become fully exercisable and all forfeiture restrictions will lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and will give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, will determine.

•

The portion of any incentive stock option accelerated in connection with a change in control will remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a non-qualified stock option under the U.S. federal tax laws.

2007 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2007 Omnibus Stock and Incentive Plan, as amended, provides for the following treatment of awards unless otherwise provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

Time-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of restricted stock with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest if the holder’s employment terminates on or after the first anniversary of the grant date due to the holder’s death or disability.

In the event of a change in control, shares of time-based restricted stock will not automatically vest; provided, however, that (i) if the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, then in the event that the holder’s employment is terminated (A) by us due to death, disability or retirement following the change in control, then the unvested portion of the award will immediately fully vest, or (B) by us other than for “Cause” or by the holder for “Good Reason,” in each case within one year following the change in control, the unvested portion of the award will immediately fully vest; or (ii) if the Compensation Committee has not made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, the unvested portion of the award will fully vest immediately prior to the change in control.

Performance-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of performance-based restricted stock, each of them enters into a performance award agreement with us. These performance award agreements generally provide that, (1) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (2) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that if a named executive officer’s continuous service is terminated by the Company due to the death or disability, the unvested performance shares will remain outstanding and a pro-rated portion thereof shall vest if the applicable performance target is satisfied during the performance period.

In the event of a change in control or an event which results in our common stock no longer being readily tradeable on an established securities market and provided the named executive officer remains in continuous service with the Company as of the date of such transaction, all or a portion of the performance shares may vest upon the closing of such transaction depending on the value of the consideration received by our shareholders in connection with the transaction.

2020 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to our named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2020. In connection with the closing of the Company’s previously announced rights offering and private placement transaction with the Conversant Funds in November 2021, all outstanding performance share awards were converted, at target award level, to time-based restricted stock awards that will vest on the applicable scheduled vesting dates or the relevant award termination date applicable to such performance shares.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kimberly S. Lody	3,240	6,576	(a)	—	111.90	1/7/2029	—		—	—		—
	—	—		—	—	—	3,288	(b)	40,574	—		—
	—	—		—	—	—	—		—	9,816	(c)	121,129
Brandon M. Ribar	—	—		—	—	—	1,117	(d)	13,784	—		—
	—	—		—	—	—	—		—	3,000	(e)	37,020
David R. Brickman	—	—		—	—	—	1,011	(f)	12,476	—		—
	—	—		—	—	—	599	(g)	7,392	—		—
	—	—		—	—	—	—		—	2,263	(h)	27,925
	—	—		—	—	—	—		—	2,645	(i)	32,639
Carey P. Hendrickson(2)	—	—		—	—	—	—		—	—		—

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2020, which was $12.34 per share.

(2)

Mr. Hendrickson resigned as the Company’s Executive Vice President and Chief Financial Officer effective November 6, 2020 to pursue other career opportunities. Upon termination of his employment, Mr. Hendrickson forfeited all unvested awards.

(a)

Represents stock option to purchase 9,816 shares of common stock granted on January 7, 2019, which vests in installments of 33%, 33% and 34% on January 7, 2020, January 7, 2021 and January 7, 2022, respectively.

(b)

Represents the remaining shares of restricted stock (second and third tranches) granted on January 7, 2019, which vest in installments of 33%, 33% and 34% on January 7, 2020, January 7, 2021 and January 7, 2022, respectively.

(c)	Represents shares of restricted stock granted on January 7, 2019, which were scheduled to vest upon the achievement of the target performance objective.

(d)

Represents the remaining shares of restricted stock (second and third tranches) granted on September 10, 2019, which vest in installments of 33%, 33% and 34% on September 10, 2020, September 10, 2021 and September 10, 2022, respectively.

(e)	Represents shares of restricted stock granted on September 10, 2019, which were scheduled to vest upon the achievement of the target performance objective.

(f)

Represents the remaining shares of restricted stock (second and third tranches) granted on May 14, 2019, which vest in installments of 33%, 33% and 34% on May 14, 2020, May 14, 2021 and May 14, 2022, respectively.

(g)

Represents the remaining shares of restricted stock (third tranche) granted on March 27, 2018, which vest in installments of 33%, 33% and 34% on March 27, 2019, March 27, 2020 and March 27, 2021, respectively.

(h)

Represents shares of restricted stock granted on May 14, 2019, which were scheduled to vest subject to the satisfaction of certain performance conditions upon the third anniversary of the grant date (or such later date that the Compensation Committee certifies that such performance conditions have been satisfied).

(i)

Represents shares of restricted stock granted on March 27, 2018, which were scheduled to vest subject to the satisfaction of certain performance conditions upon the third anniversary of the grant date (or such later date that the Compensation Committee certifies that such performance conditions have been satisfied). All of such shares were forfeited in February 2021 due to the failure to satisfy the applicable performance targets.

2020 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2020.

Name *	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip A. Brooks	$125,000	—	—	—	$125,000
Ed A. Grier(4)	$80,000	—	—	—	$80,000
E. Rodney Hornbake(4)	$63,000	—	—	—	$63,000
Paul J. Isaac(3)	$31,250	—	—	—	$31,250
Jill M. Krueger	$82,500	—	—	—	$82,500
Ross B. Levin(4)	$120,000	—	—	—	$120,000
Steven T. Plochocki(4)	$67,500	—	—	—	$67,500
Michael W. Reid(4)	$155,000	—	—	—	$155,000

During 2020, we did not maintain any pension or deferred compensation arrangements for our directors.

*

None of Messrs. Beren, Harris, Johnson, Levy, Lieberman or Zibel was a director of the Company in 2020 and, accordingly, none of such persons earned any compensation from us for serving on the Board during 2020.

(1)	Represents an annual retainer fee and compensation for attendance at Board and committee meetings during 2020. See “—Compensation of Directors During 2020” below for more information.

(2)

In March 2020, in response to then-current economic conditions and to avoid the excessive share use, run rate and dilution that would occur by awarding equity-based long-term incentives at the Company’s then-current stock price, the Compensation Committee recommended that the Board approve, and the Board subsequently approved, a temporary suspension of equity awards to any director of the Company. Accordingly, no equity awards were granted to the Company’s directors during the fiscal year ended December 31, 2020.

(3)

Mr. Paul J. Isaac resigned from the Board effective May 12, 2020, in order to focus his time and attention on other commitments. Mr. Isaac’s resignation did not result from any disagreements with management or the Board.

(4)

Dr. Hornbake and Messrs. Grier, Levin, Plochocki and Reid resigned from the Board in November 2021 in connection with the appointment of the Conversant Representatives and the Silk Representatives to the Board pursuant to the Investor Rights Agreement. The resignations of Dr. Hornbake and Messrs. Grier, Levin, Plochocki and Reid were not due to any disagreement with management or the Board.

Compensation of Directors During 2020

For their services to us, our non-employee directors in 2020 each received an annual retainer of $55,000 (in addition to the committee retainers and meeting fees discussed below). In addition, the independent Chairman of our Board (Mr. Reid), the Chairman of the Audit Committee (Ms. Krueger), the Chairman of the Nominating and Corporate Governance Committee (Mr. Brooks), the Vice Chairman of the Nominating and Corporate Governance Committee (Dr. Hornbake), and the Chairman of the Compensation Committee (Mr. Grier), each received an additional annual retainer of $50,000, $20,000, $10,000, $8,000 and $15,000, respectively, for serving as the Chairpersons or Vice Chairpersons, as applicable, of the Board or such committees in 2020. Our non-employee directors on the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee also each received an annual retainer of $10,000, $5,000 and $7,500, respectively, for serving on such committees in 2020. The Board and committee annual retainers are payable on a quarterly basis at the end of each quarter. Our non-employee directors were also reimbursed for their expenses in attending Board and committee meetings in 2020.

Additionally, during 2020, Messrs. Brooks, Reid and Levin each received retainer fees of $10,000 per month for their service on a Special Committee of the Board, which fees are payable at a later date. Ms. Lody also served on such Special Committee during 2020, but did not receive any compensation in respect of such service.

Recent Director Compensation Decisions

In response to then-current economic conditions, in March 2020 the Board approved a temporary suspension of equity awards to the Company’s directors. Due to subsequent changes in economic conditions, the Board allowed such suspension to be lifted and granted equity awards of time-based restricted stock to our non-employee directors in May 2021.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021.

Audit Committee

JILL M. KRUEGER, CHAIRPERSON

PHILIP A. BROOKS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as our independent registered public accounting firm since October 3, 2006.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2021.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young LLP for fiscal years 2020 and 2019 were as follows:

Services Rendered	2020	2019
Audit fees(1)	$920,330	$1,085,000
Audit-Related fees(2)	87,130	98,500
Tax fees(3)	—	—
All other fees	—	—

Total	$1,007,460	$1,183,500

(1)

Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

Audit Committee Pre-Approval of Services Performed by Independent Auditors

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

We are submitting an Advisory Vote on Compensation to our stockholders. For more information about our executive compensation objectives and practices, please see “Compensation of Executive Officers” above.

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our executive compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Align Pay with Performance: A significant portion of officer compensation is at risk and earned through short- and long-term incentives to align pay outcomes with company performance objectives and shareholder value creation.

✓  Double Trigger Vesting: We provide for double-trigger cash severance and equity vesting for termination of employment following a change-of-control.

✓  Robust Stock Ownership Guidelines: We have Stock Ownership Guidelines for both executives and directors.

✓  Clawback Policy: Our named executive officers are subject to a robust recoupment policy that applies to cash and equity-based incentive compensation in the event the Company is required to restate its financial statements.

✓  Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

✓  Caps on Incentive Payout: We cap incentive payouts for each named executive officer at a specified percentage of base pay for such officer.

×   No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×   No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×   No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×   No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×   No Discount Grants: We do not provide for grants of equity below fair market value.

×   No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×   No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Shareholder Engagement: We engage with our shareholders regarding their most-important compensation concerns, and, as described herein, implement practices to address such concerns.

✓  Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

The following key objectives are the cornerstone of our executive compensation program:

•	establish competitive target pay in line with those with whom we compete for executive-level talent;

•	retain talented individuals;

•	designs revolving around a strong link between executive pay and Company performance;

•	prudent risk taking by executives;

•	aligning our goals, efforts and results through a comprehensive executive compensation design, process and overall package; and

•	continually engaging stockholders in the overall process.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2020 business plan that was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

AMENDMENT TO THE COMPANY’S 2019 OMNIBUS STOCK AND INCENTIVE PLAN

(PROPOSAL 4)

The Board has unanimously approved and is recommending to the stockholders for approval at the Annual Meeting an amendment (the “Amendment”) to the Sonida Senior Living, Inc. 2019 Omnibus Stock and Incentive Plan, as amended (the “2019 Plan”), to increase the limitation on the maximum number of shares of our Common Stock with respect to which awards may be granted to any one participant during any calendar year to 125,000 shares of Common Stock. Our Common Stock is listed on the NYSE and we are subject to NYSE rules and regulations. Section 303.A.08 of the NYSE Listed Company Manual requires stockholder approval for any material revision to an equity compensation plan. We are seeking stockholder approval of the Amendment because it may be deemed to be a material revision to the Plan. The Amendment is attached to this Proxy Statement as Annex A.

The 2019 Plan was originally approved by our stockholders at the Company’s 2019 annual meeting of stockholders and was re-approved by our stockholders at the Company’s 2021 special meeting of stockholders. The number of shares of Common Stock available for issuance under the 2019 Plan is 797,600 shares.

The Amendment will become effective on the date it is approved by our stockholders. The material features of the 2019 Plan and Amendment are described below, but the description is subject to, and is qualified in its entirety by, the full text of the 2019 Plan, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020, Amendment No. 1 to the 2019 Plan, included as an exhibit to the Form 8-K filed on November 4, 2021, and the Amendment (attached hereto as Annex A).

If our stockholders do not approve this Proposal, the Amendment will not become effective, and the current 2019 Plan will continue in full force and effect subject to the limitations set forth therein.

Key Features of the Plan

The 2019 Plan includes the following key features that are designed to serve our stockholders’ interests, including the following:

•

A one-year minimum vesting requirement subject to a 5% of available shares carve-out and an additional carve-out for 257,000 shares subject to performance awards granted in connection with the Conversant transaction;

•

The maximum number of shares of Common Stock with respect to awards may be granted to any one participant during any calendar year is limited to 66,666 shares. If the Amendment is approved by our stockholders, this limit will be increased to 125,000 shares of Common Stock;

•	The maximum amount that may be paid in cash during any calendar year with respect to any award is limited to $7,500,000.

•	Dividends and dividend equivalents will only be paid or settled on shares that ultimately vest;

•

Shares subject to stock options or stock appreciation rights (“SARs”) that are tendered or withheld to satisfy tax withholding obligations or that are not issued as a result of a cashless exercise are prohibited from returning to the share pool for reissuance (i.e., no liberal share recycling);

•	Granting of discounted stock options or SARs is prohibited;

•	Repricing, modifying or cash buy-out of outstanding stock options or SARs is prohibited without stockholder approval;

•

Equity awards are subject to a double-trigger requirement for accelerating vesting upon a change in control unless awards are not converted, assumed or replaced by a successor or survivor corporation or parent;

•	Non-employee director compensation (cash plus equity) is limited to $600,000 per non-employee director per annum; and

•	No awards may be transferred for value or consideration.

General

Purpose

The purpose of the 2019 Plan is to advance the interests of the Company and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, directors, and consultants upon whose efforts and judgment its success is largely dependent.

Eligibility

Awards may be granted pursuant to the 2019 Plan to any of our present or future employees, consultants and outside directors. The approximate number of employees, consultants and outside directors eligible to participate in the 2019 Plan as of November 30, 2021 was 3,388, 0 and 8, respectively. Actual selection of any eligible individual to receive an award pursuant to the 2019 Plan is within the sole discretion of the Compensation Committee. “Incentive stock options” may be granted only to employees, and all other awards may be granted to either employees, consultants or outside directors.

Types of Awards

The 2019 Plan authorizes the granting of “incentive stock options” and “non-qualified stock options” to purchase shares of our Common Stock. Unless the context otherwise requires, the term “options” includes both incentive stock options and non-qualified stock options.

The 2019 Plan also authorizes awards of restricted stock. A restricted stock award is the grant of shares of our Common Stock that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The vesting and number of shares of a restricted stock award may be selected by the Compensation Committee. Except as otherwise provided in the agreement granting the restricted stock award, the recipient of restricted stock will have all of the rights of a stockholder, including with respect to voting rights and the right to receive dividends.

The 2019 Plan also authorizes awards intended to be performance-based awards that are payable in stock, cash, or a combination of stock and cash. Any performance-based awards granted will vest upon the achievement of performance objectives. The Compensation Committee will establish the performance measure as well as the length of the performance period.

The 2019 Plan also authorizes the granting of stock appreciation rights, or SARs. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our Common Stock on the date of exercise of the SAR over the fair market value of a share of our Common Stock on the date of grant of the SAR. SARs may be granted under the 2019 Plan in tandem with other awards.

The 2019 Plan also authorizes awards of restricted stock units that, once vested (based on the criteria the Compensation Committee establishes, which may be based on the passage of time or the attainment of performance-based conditions), may be settled in a number of shares of our Common Stock equal to the number of units earned, or in cash equal to the fair market value of the number of shares of our Common Stock (or a combination of stock and cash), earned in respect of such restricted stock unit award of units earned. At the discretion of the Compensation Committee, each restricted stock unit may be credited with dividends paid in respect of each share of stock to which the restricted stock unit relates.

Administration

The 2019 Plan is administered by the Compensation Committee (or if not otherwise delegated, by the Board). The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2019 Plan. All decisions and acts of the Compensation Committee shall be final and binding on all participants under the 2019 Plan.

The Compensation Committee will have the full power and authority to administer the 2019 Plan.

Shares of Common Stock Subject to the 2019 Plan

A total of 797,600 shares of our Common Stock are available for issuance under the 2019 Plan. To the extent that any share-based award under the 2019 Plan terminates, expires, is cancelled or is paid in cash, the available shares subject to such award shall remain available shares. The number of available shares at any time will increase automatically by the number of shares reacquired by us on the open market with the cash proceeds we receive from the exercise of options, reduced by any such amounts previously used to purchase such shares. The closing price of our Common Stock as of December 10, 2021 was $ 33.59 per share.

Granting of Awards

The Compensation Committee may from time to time grant awards in its discretion. In granting awards, the Compensation Committee must take into consideration the contribution the eligible person has made or may be reasonably expected to make to our success and such other factors as the Compensation Committee determines. The number of discretionary grants to be made under the 2019 Plan in the future to our directors and executive officers, including our named executive officers, and the dollar values of such grants, are not determinable.

Exercise Price of Options

The exercise price of options granted under the 2019 Plan shall be any price determined by the Compensation Committee, but may not be less than the par value of our Common Stock, or in the case of incentive stock options, the exercise price may not be less than the fair market value of our Common Stock on the date of grant. The exercise price of incentive stock options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock.

Price of Restricted Stock

The price, if any, to be paid by a recipient for restricted stock awarded under the 2019 Plan shall be determined by the Compensation Committee. As a condition to the grant of a restricted stock award, if required by applicable law, the Compensation Committee will require the person receiving the award to pay to us an amount equal to the par value of the restricted stock granted under the award.

Payment of Exercise Price

Unless further limited by the Compensation Committee, the exercise price of an option shall be paid solely in cash, by certified or cashier’s check, by wire transfer, by money order, by personal check, by delivery of shares of our Common Stock if expressly permitted by the terms of the option, by promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Internal Revenue Code of 1986, as amended, other property acceptable to the Committee, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of our Common Stock, the value of the shares surrendered shall be their fair market value on the date surrendered.

Restrictions on Transfer of Awards

No award granted under the 2019 Plan is transferable otherwise than by will or by the laws of descent and distribution. However, the Committee by express provision in the award or an amendment thereto may permit awards to be transferred (without consideration) to, exercised by and paid to certain persons or entities related to the participant, including, but not limited to, members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Compensation Committee, pursuant to such conditions and procedures as the Compensation Committee may establish.

During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

A participant may not sell, transfer, assign or pledge shares of restricted stock until the shares have vested. Stock certificates representing the restricted stock shall be held by us bearing a legend to restrict transfer of the certificate until the restricted stock has vested. At the time the restricted stock vests, a certificate for the vested shares will be delivered to the participant.

Exercisability of Options

Each option shall become exercisable in whole or in part and cumulatively, and shall expire according to the terms of the option to the extent not inconsistent with the express provisions of the 2019 Plan. In addition, in the case of the grant of an option to an officer, the Compensation Committee may provide that no shares acquired on the exercise of such option shall be transferable during such six-month period following the date of grant of such option.

The Compensation Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unexercisable option may be exercised or a restriction will lapse.

Vesting of Restricted Stock

In granting restricted stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the restricted stock awards shall vest.

The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which restricted stock may vest or otherwise waive or amend any conditions in respect of a grant of restricted stock.

Terms of Performance Awards

The Compensation Committee may grant performance awards to any person who is eligible to receive an award pursuant to the 2019 Plan which are conditioned on the satisfaction of performance objectives, including those comprising one or more of the performance measures under a performance-based award, as the Compensation Committee, in its sole discretion, may select.

Performance-based awards, in the sole discretion of the Compensation Committee, may be made in the form of:

•

Shares or unit equivalents to shares of our Common Stock (including, without limitation, shares of restricted stock subject to restrictions that will lapse on the basis of the satisfaction of the selected performance measure(s));

•	cash; or

•	a combination of shares of our Common Stock and cash.

The Compensation Committee shall establish the performance measures which will be required to be satisfied during the performance period in order to earn the amounts specified in a performance-based award, as well as the duration of any performance period, each of which may differ with respect to each covered person, or with respect to separate performance-based awards issued to the same covered person.

Expiration of Options

The expiration date of an option will be determined by the Compensation Committee at the time of the grant. However, unless the terms of the option expressly provide for a different date of termination, the unexercised portion of the option shall automatically and without notice terminate and become null and void on the earlier of:

•	the date that the holder ceases to be employed by us, if such cessation is for “Cause,” as defined in the 2019 Plan;

•

the 90th day following the date on which the holder ceases to be employed by us for any reason other than because of the holder’s death or disability or for Cause (however, the holder will not be considered to have ceased to be employed by us while the holder is on sick leave, military leave, or any other leave of absence approved by us, if the period of such leave does not exceed 90 days, or, if longer, so long as the holder’s right to reemployment with us is guaranteed either by statute or by contract);

•	the first anniversary of the date on which the holder ceased to be employed by us by reason of the holder’s death or disability; or

•	the tenth anniversary of the date of grant.

Change in Control

In the event of a change in control, the 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards shall become fully exercisable, all forfeiture restrictions shall lapse, and, following the consummation of such change in control, all such awards shall terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that shall become fully earned, vested, exercisable and free of forfeiture restrictions shall not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards shall become fully exercisable and all forfeiture restrictions shall lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and shall give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, shall determine.

•

The portion of any incentive stock option accelerated in connection with a change in control shall remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a non-qualified stock option under the U.S. federal tax laws.

Clawback / Recovery

All awards granted under the 2019 Plan will be subject to recoupment in accordance with the Company’s recoupment policy. In addition, the Compensation Committee may impose such other clawback, recovery or recoupment provisions on an award as the Compensation Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause (as determined by the Compensation Committee).

Expiration of the 2019 Plan

Unless terminated sooner by the Board, the 2019 Plan will terminate on March 26, 2029.

Adjustments

The 2019 Plan provides for (a) adjustments to the aggregate number and kind of shares that may be issued under the 2019 Plan; (b) the terms and conditions of any outstanding awards (including any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding awards under the 2019 Plan, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or the price of the shares other than an equity restructuring.

Amendments

The Compensation Committee (with the approval of the Board) may amend or modify the 2019 Plan at any time, provided that no amendment may, without the approval of our stockholders:

•	increase the number of shares available for issuance under the 2019 Plan; or

•	permit the Compensation Committee to extend the exercise period for an option beyond 10 years from the date of grant.

Notwithstanding any provision in the 2019 Plan to the contrary, absent approval of the stockholders of the Company, no option or SAR may be amended to reduce the per share exercise price of the shares subject to such option or SAR below the per share exercise price as of the date of grant and, except as otherwise permitted in the award agreement, (a) no option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an option or SAR having a higher per share exercise price and (b) no option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another award at a time when the option or SAR has a per share exercise price that is higher than the fair market value of a share.

In addition, no amendment shall adversely affect in any material way any award previously granted pursuant to the 2019 Plan without the prior written consent of the participant; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant.

Federal Income Tax Consequences

Grants of Options

Under current tax laws, the grant of an option will not be a taxable event to the recipient and we will not be entitled to a deduction with respect to such grant.

Exercise of Non-qualified Options and Subsequent Sale of Stock

Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of our Common Stock received over the exercise price. The taxable income recognized upon exercise of a non-qualified stock option will be treated as compensation income subject to withholding and we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When shares of our Common Stock received upon the exercise of a non-qualified stock option subsequently are sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized at the time of exercise); the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise. Special tax rules apply when all or a portion of the exercise price of a non-qualified stock option is paid by the delivery of already owned shares.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment to the 2019 Plan.

OTHER BUSINESS

(PROPOSAL 5)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $8,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Kimberly S. Lody President and Chief Executive Officer

December 22, 2021

Addison, Texas

ANNEX A

AMENDMENT NO. 2 TO THE

SONIDA SENIOR LIVING, INC.

2019 OMNIBUS STOCK AND INCENTIVE PLAN

THIS AMENDMENT NO. 2 TO THE SONIDA SENIOR LIVING, INC. 2019 OMNIBUS STOCK AND INCENTIVE PLAN (this “Amendment”), is made effective upon the approval of the stockholders of the Company of this Amendment (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, Sonida Senior Living, Inc. (the “Company”) maintains the Company 2019 Omnibus Stock and Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan from time to time; and

WHEREAS, the Board approved this Amendment pursuant to a resolution of the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

AMENDMENT

1.	Section 3.3 of the Plan is hereby amended in its entirety to read as follows:

“3.3    Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 10, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 125,000 Shares and the maximum amount that may be paid in cash during any calendar year with respect to any Award shall be $7,500,000.”

2.	This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

SONIDA SENIOR LIVING, INC.

By:	/s/ Kimberly S. Lody
Name: Kimberly S. Lody
Title: President and Chief Executive Officer

A-1

Sonida Senior Living, Inc.
000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5
1. Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2024, or until their respective successors are duly qualified and elected.
01 - Jill M. Krueger 02 - Max J. Levy 03 - Elliot R. Zibel
Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below.
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2021.
3. Proposal to approve the Company’s executive compensation.
4. Proposal to approve an amendment to the Company’s 2019 Omnibus Stock and Incentive Plan to increase the limitation on the maximum number of shares of the Company’s common stock with respect to which awards may be granted to any one participant during any calendar year to 125,000 shares of common stock.
5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
For Against Abstain For Against Abstain For Against Abstain For Against Abstain
This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below: “FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2, 3, 4 and 5.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UPX 520365
03JRQC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Sonida Senior Living, Inc.
16304 Quorum Drive, Suite 160A Addison, TX 75001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kimberly S. Lody and David R. Brickman, and each of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Sonida Senior Living, Inc. (the “Company”), held of record by the undersigned on December 15, 2021, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Office, 16301 Quorum Drive, Suite 160A, Addison, TX 75001 on January 27, 2022 at 10:00 AM Central Time, and any postponement(s) or adjournment(s) thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
(Continued and to be marked, dated and signed, on the other side)
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.